Exhibit 3.4

                            ARTICLES OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                                       OF
                               INTERCALLNET, INC.
                              a Florida Corporation


         The undersigned, George Pacinelli, President, does hereby certify that:
(i) He is the duly-elected President of Intercallnet, Inc., a Florida corporation (the "Corporation");

         (ii) Pursuant to authority given by the Corporation's Articles of Incorporation, the Board of Directors of this Corporation has duly adopted the following recitals and resolutions on April 18, 2002, which recitals and resolutions do not require shareholder approval.

         WHEREAS, the Articles of Incorporation of the Corporation, as amended, provide for a class of shares known as Preferred Stock, $.0001 par value per share, issuable from time to time; and

         WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them; and

         WHEREAS, the Corporation has previously issued a series of said Preferred Stock designated "Series A Convertible Preferred Stock" totaling 1,500,000;

         WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges and restrictions relating to an additional series of said Preferred Stock to be designated "Series B Convertible Preferred Stock" totaling 500,000 shares (the "Series B Convertible Preferred Stock");

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby fixes and determines the designation of the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series B Convertible Preferred Stock as follows:

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         1. Designation and Number of Shares. A total of 500,000 shares of the
Corporation's Preferred Stock shall be designated as "Series B Convertible Preferred Stock." As used herein, the term "Preferred Stock" used without reference to the Series B Convertible Preferred Stock means the shares of Series B Convertible Preferred Stock and the shares of series of authorized Preferred Stock of the Corporation issued and designated from time to time by a resolution or resolutions of the Board of Directors, share for share alike and without distinction as to class or series, except as otherwise expressly provided for herein or as the context otherwise requires.

         2. Dividends. The holders of shares of the Series B Convertible Preferred Stock shall not be entitled to receive dividends.

         3. Liquidation, Dissolution or Winding Up.

                  (a) Treatment at Sale, Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series B Convertible Preferred Stock, and subject to the liquidation rights and preferences of the Corporation's Series A Convertible Preferred Stock which is senior in all respect to the Series B Convertible Preferred Stock; and any other class or series of preferred stock designated to be on a parity with, the Series B Convertible Preferred Stock, the holders of shares of Series B Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock whether such assets are capital, surplus or earnings to the extent applicable after distribution is made to the holders of the Series A Convertible Preferred Stock, an amount equal to $1.50 per share of Series B Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving the Series B Convertible Preferred Stock ("Series B Liquidation Value")). After payment has been made first to the holders of the Series A Convertible Preferred stock, and then to the Series B Convertible Preferred Stock, and any series of preferred stock designated to be on a parity with the Series B Convertible Preferred Stock of the full liquidation preference to which such holders shall be entitled as aforesaid, the remaining assets shall be distributed among the holders of common stock on a pro-rata basis.


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                  (b) Insufficient Funds. If upon such liquidation, dissolution or winding up the assets or surplus funds of the Corporation to be distributed to the holders of shares of the Series A Convertible Preferred Stock, if any, first and then the Series B Convertible Preferred Stock and any other then-outstanding shares of the Corporation's capital stock ranking on a parity with respect to payment on liquidation with the Series B Convertible Preferred Stock (such shares being referred to herein as the "Series B Parity Stock") shall be insufficient to permit payment to such respective holders of the full Series B Liquidation Value and all other preferential amounts payable with respect to the Series A Convertible Preferred Stock and such Series B Parity Stock, then the assets available for payment or distribution to such holders shall, subject to and after payment to the holders of Series A Convertible Preferred Stock, be allocated among the holders of the Series B Convertible Preferred Stock and such Series B Parity Stock, pro-rata, in proportion to the full respective preferential amounts to which the Series B Convertible Preferred Stock and such Series B Parity Stock are each entitled.

                  (c) Distributions of Property. Whenever a distribution shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

         4. Voting Rights. Except as may be otherwise required by applicable law, the holders of Series B Convertible Preferred Stock shall not be entitled to any voting rights.


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

         5. Conversion Rights. Holders of the Series B Convertible Preferred Stock will have the right, at their option at any time following the issuance of such securities, and subject to procedures established from time to time by the Company, to convert each share of Series B Preferred Stock into 2.50 shares of the Company's common stock, par value $.0001, at a conversion price of $.60 per share, subject to any customary adjustments of the Company's common stock and/or Series B Preferred Stock, subject to applicable federal and state securities laws.

         No fractional share or scrip representing a fractional share of common stock will be issued upon conversion of the Series B Preferred Stock. In the event of any reclassification, merger, consolidation or change of shares of the Series A Preferred Stock and/or the common stock of the Company, the Company shall make adjustments to the conversion ratio which shall be nearly as equivalent to that stated above as may be practical.

         6. Miscellaneous.

         (A) The Series B Preferred Stock has no pre-emptive rights. The Series B Preferred Stock, when issued, will be legally issued, fully paid and non-assessable.

                  FURTHER RESOLVED, that the President of this Corporation is authorized to execute, verify and file a certificate of determination of preferences in accordance with Florida law.

         The authorized number of shares of Preferred Stock of the Corporation is 2,000,000 shares, par value $.0001 per share, of which 1,500,000 shares of Series A Convertible Preferred Stock have been heretofore issued, and are outstanding.


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

         These Articles of Amendment to the Articles of Incorporation of the Corporation have been duly authorized and approved by a unanimous written consent of the directors of the Corporation dated as of April 18, 2002 pursuant to Sections 607.0821 of the Florida Business Corporation Act.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation on April 18, 2002.


                                                  /s/ George Pacinelli
                                                  ---------------------------
                                                  George Pacinelli, President

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